Report of Independent Registered Public Accounting
 Firm


To the Trustees and Shareholders of:
J.P. Morgan Mutual Fund Group, J.P. Morgan
Institutional Funds,
J.P. Morgan Mutual Fund Select Group, J.P. Morgan
Series Trust and
J.P. Morgan Funds

In planning and performing our audits of the financial statements of JPMorgan Bond Fund, JPMorgan
Global Strategic Income Fund, JPMorgan Short Term
Bond Fund (separate portfolios of J.P. Morgan
Institutional Funds), JPMorgan Short Term Bond Fund II,
JPMorgan Strategic Income Fund, JPMorgan U.S. Treasury
Income Fund (separate portfolios of J.P. Morgan Mutual
Fund Group), JPMorgan Bond Fund II (a separate portfolio of J.P. Morgan Mutual Fund Select Group),
JPMorgan Enhanced Income Fund (a separate portfolio of
J.P. Morgan Series Trust) and JPMorgan Fleming Emerging
Markets Debt Fund (a separate portfolio of J.P. Morgan
Funds), (hereafter referred to as the 'Funds') for the year ended August 31, 2004, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight
Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
October 19, 2004